Exhibit 99.1

NEWS RELEASE

Rick L. Catt, President	FOR IMMEDIATE RELEASE
And Chief Executive Officer	May 18, 2007
First Robinson Financial Corporation
501 East Main Street
Robinson, IL 62454

FIRST ROBINSON FINANCIAL CORPORATION
DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.65 per share. This represents an increase of $0.10 per share, or 18.1%, over last year’s $0.55 per share. The dividend will be payable on June 15, 2007 to shareholders of record on June 1, 2007. Rick L. Catt, President and Chief Executive Officer, stated that “The Board of Directors is pleased to provide a significant increase in the dividends paid to our shareholders. We are also proud of the Company’s ability to pay an increased dividend each year since the Company’s formation.”

The Company also announced earnings for the fiscal year ended March 31, 2007. Net earnings for this fiscal year were $1.0 million as compared to net earnings of $984,000 for the fiscal year ended March 31, 2006, an increase of $29,000 or 2.9%.

Net interest income increased by $80,000, or 1.9%, from $4.1 million to $4.2 million for the year ended March 31, 2007. Provision for loan losses was $60,000 for the year ended March 31, 2007 as compared to $158,000 for the year ended March 31, 2006, a decrease of $98,000, or 62.0%. Net interest income after provision for loan losses was $4.1 million for the fiscal year ended March 31, 2007, compared to $3.9 million for the year ending March 31, 2006, an increase of $178,000, or 4.5%.

Non-interest income was $1.2 million for the year ended March 31, 2007, compared to $1.1 million for the year ended March 31, 2006, an increase of $168,000, or 15.6%. Non-interest expense was $3.9 million for the year ended March 31, 2007, compared to $3.5 million for the year ended March 31, 2006, an increase of $332,000 or 9.4%.

Return on average assets, for the year ended March 31, 2007 was 0.90% as compared to 0.92% for the year ended March 31, 2006. Return on average stockholders’ equity, was 8.73% for the year ended March 31, 2007 as compared to 8.59% for the year ended March 31, 2006.

On January 16, 2007, the Company announced a stock repurchase program for up to 25,000 shares of the Company’s common stock. The program will conclude the earlier of the repurchase of the authorized number of shares or December 31, 2007. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of May 17, 2007, 5,700 shares had been purchased during this program.

As of March 31, 2007, the Company had assets of $112.2 million, liabilities of $100.2 million and stockholders’ equity of $12.0 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION
FIRST ROBINSON FINANCIAL CORPORATION

	For the Year Ended March 31,
	2007	2006
	(In thousands, except per share data)
Operation Data:
	(Unaudited)	(Audited)

Total Interest Income	$6,852	$5,963

Total Interest Expense	2,657	1,848

Net Interest Income	4,195	4,115

Provision for Loan Losses	60	158

Net Interest Income After Provision	4,135	3,957

Total Non-Interest Income	1,242	1,074

Total Non-Interest Expense	3,863	3,531

Income Before Taxes	1,514	1,500

Provision for Income Taxes	501	516

Net Income	1,013	984

Basic Earnings per Share	$2.14	$2.01

Diluted Earnings per Share	$1.04	$1.91

Selected Ratios and Other Data:

Return on Average Assets	0.90%	0.92%

Return on Average Stockholders’ Equity	8.73%	8.59%

Average Assets	$112,696	$107,032

Average Stockholders’ Equity	11,600	11,452

Balance Sheet Data:

Total Assets	$112,274	$109,428

Total Liabilities	100,225	98,012

Stockholders’ Equity	12,049	11,416

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